Exhibit 99.1

Pegasystems Announces Eleventh Consecutive Quarter of Record Revenue;

Revenue Guidance Increased as Chordiant Acquisition Completed

Leading BPM provider announces quarterly revenue of $75.1 million for first quarter of 2010

CAMBRIDGE, Mass. – April 22, 2010 – Pegasystems Inc. (NASDAQ: PEGA), the leader in Business Process Management (BPM) software solutions, today announced financial results for the first quarter ended March 31, 2010. Revenue for the first quarter of 2010 increased 20% to $75.1 million compared to the first quarter of 2009. Net income for the first quarter of 2010 was $3.9 million compared to $8.6 million for the first quarter of 2009. The Company generated $4.8 million in cash from operations and had $202.1 million in cash, cash equivalents, and marketable securities as of March 31, 2010. The first quarter 2010 results do not include the operating results of Chordiant as the acquisition was completed in April 2010.

Selected financial information:

	Three Months Ended March 31,
	2010	2009
	(In thousands, except per share amounts)
Software license	$30,343	$28,036
Maintenance	15,086	11,948
Professional services	29,655	22,383

Total revenue	$75,084	$62,367
Gross profit	$48,648	$41,836
Income from operations	$8,562	$12,335
Net income	$3,851	$8,642

Earnings per share, basic	$0.10	$0.24

Earnings per share, diluted	$0.10	$0.23

Business Perspective

“We continued to see strong demand for our patented Build for Change® technology during the first quarter of 2010,” said Alan Trefler, Founder and CEO of Pegasystems. “We have seen increased adoption across industries including insurance, financial services, healthcare, government agencies, airport management, and warranty management. Our new SmartBPM® 6 software release continues to raise the bar by delivering unparalleled power, ease of use, and collaboration. SmartBPM® is becoming the unifying force that bridges the gap between business and IT, while also bringing increased operational efficiency to our customers for rapid returns on investment. We continue to complement SmartBPM® with preconfigured industry solutions, such as the Individual Sales Process Manager for Healthcare™, which coincided with the new healthcare reform legislation in time to help insurers enroll millions of new individual participants in health plans.”

“The addition of Chordiant staff, technology, and clients strengthens our position in the growing customer experience management market. We are looking forward to showcasing our complementary solutions to over 1,000 Pegasystems clients and partners at our PegaWORLD conference in Philadelphia next week. This record setting event will highlight the power of BPM with over 30 client speakers attesting to the tremendous value that SmartBPM® drives,” concluded Mr. Trefler.

“We are executing well on our plan to invest in support of continued growth. Our operating expenses reflect our investment in sales, marketing, and R&D headcount, which made up the significant majority of the record 113 new employees in the quarter,” added Craig Dynes, Pegasystems’ CFO. “With the completion of the Chordiant acquisition, we are able to increase our 2010 revenue guidance to approximately $348 million on a GAAP basis, or $360 million on a non-GAAP basis. We don’t expect changes in the profitability of the core Pegasystems business in 2010 and expect the Chordiant acquisition to be accretive, but since the acquisition was just completed yesterday, we have not finished our purchase accounting, and thus are unable to provide updated 2010 earnings guidance. However, the new business combination rules are already impacting our financial statements; in Q1 we recorded $1.5 million of acquisition-related expenses, many of which are not tax deductible and caused our effective tax rate to jump up to almost 39%. These acquisition expenses, along with foreign currency issues in Europe, do not reflect any change in our business conditions, but impacted our earnings per share by about ten cents in the quarter.”

Messrs. Trefler and Dynes will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on April 23, 2010. Dial-in information is as follows: 1 (877) 348-9349 (domestic) or 1 (678) 809-1046 (international).

To listen to the Webcast log onto www.pega.com at least 5 minutes prior to the event’s broadcast and click on the Webcast icon in the Investor Relations section. A replay of the call will also be available on www.pega.com in the Investor Relations section Audio Archives link.

Discussion of Non-GAAP Measure

Pegasystems provides non-GAAP revenue guidance as additional information for investors. Chordiant recorded deferred revenue related to past transactions for which revenue would have been recognized in future periods as revenue recognition criteria were satisfied. Purchase accounting for the acquisition requires the Company to write down this acquired deferred revenue to its current fair value. As a result, in post-acquisition reporting periods, the Company does not recognize the full amount of this revenue that otherwise would have been recognized by Chordiant as an independent company. The Company will adjust for the effect of the deferred revenue write-down adjustment in non-GAAP revenue guidance to reflect the full amount of these revenues and provide a more complete comparison of the revenue guidance to peer companies. The Company believes the non-GAAP revenue adjustment is useful to management and investors as a measure of the ongoing revenue stream of the business because while the Company cannot be certain that customers will renew their contracts, the Company historically has experienced strong renewal rates on maintenance and support agreements and other customer contracts.

This non-GAAP measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). Such measure is intended to supplement GAAP and may be different from non-GAAP measures used by other companies. The Company’s non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with the Company’s consolidated financial statements and revenue guidance prepared in accordance with GAAP. A reconciliation of the Company’s GAAP revenue guidance to non-GAAP revenue guidance is included in the table below.

Pegasystems Inc.

Reconciliation of GAAP Revenue Guidance to Non-GAAP

Revenue Guidance

Year ended December 31, 2010
(in thousands)

2010 Revenue Guidance on GAAP Basis:	$348,000
Add: effect of deferred revenue write-down adjustment	12,000

2010 Revenue Guidance on Non-GAAP Basis	$360,000

Forward-Looking Statements

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including those regarding 2010 revenue and profitability. The words “anticipate,” “project,” “expect,” “plan,” “intend,” “believe,” “estimate,” “target,” “forecast,” “could,” “preliminary,” “guidance” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include, among others, the Company’s ability to successfully integrate the operations of Chordiant Software, Inc., variation in demand for our products and services and the difficulty in predicting the completion of product acceptance and other factors affecting the timing of our license revenue recognition, the mix of perpetual and term licenses and the level of term license renewals, our ability to develop new products and evolve existing ones, the weak global economy and the ongoing consolidation in the financial services and healthcare markets, our ability to attract and retain key personnel, reliance on key third party relationships, the potential loss of vendor specific objective evidence for our professional services, and management of the Company’s growth. Further information regarding these and other factors which could cause the Company’s actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other recent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company’s views as of April 22, 2010. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company’s view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company’s view as of any date subsequent to April 22, 2010.

About Pegasystems

Pegasystems (NASDAQ: PEGA), the leader in Business Process Management, provides software to drive revenue growth, productivity and agility for the world’s most sophisticated organizations. Customers use our award-winning SmartBPM® suite to improve customer service, reach new markets and boost operational effectiveness.

Our patented SmartBPM® technology makes enterprise applications easy to build and change by directly capturing business objectives and eliminating manual programming. SmartBPM® unifies business rules and processes into composite applications that leverage existing systems – empowering businesspeople and IT staff to Build for Change®, deliver value quickly and outperform their competitors.

Pegasystems’ suite is complemented by best-practice frameworks designed for leaders in financial services, insurance, healthcare, government, life sciences, communications, manufacturing and other industries.

Headquartered in Cambridge, MA, Pegasystems has offices in North America, Europe and Asia Pacific. Visit us at www.pega.com.

For Information, contact:

Craig Dynes

Chief Financial Officer

617-866-6020

CDynes@pega.com

All trademarks are the property of their respective owners.

Pegasystems Inc.

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended March 31,
	2010	2009
	(in thousands, except per share amounts)
Revenue:
Software license	$30,343	$28,036
Maintenance	15,086	11,948
Professional services	29,655	22,383

Total revenue	75,084	62,367

Cost of revenue:
Cost of software license	31	31
Cost of maintenance	1,937	1,437
Cost of professional services	24,468	19,063

Total cost of revenue (1)	26,436	20,531

Gross profit	48,648	41,836

Operating expenses:
Selling and marketing	21,893	15,436
Research and development	11,626	9,119
General and administrative	5,059	4,946
Acquisition-related costs	1,508	-

Total operating expenses (1)	40,086	29,501

Income from operations	8,562	12,335
Foreign currency transaction loss	(3,074)	(812)
Interest income, net	513	802
Installment receivable interest income	52	75
Other income, net	241	10

Income before provision for income taxes	6,294	12,410
Provision for income taxes	2,443	3,768

Net income	$3,851	$8,642

Earnings per share
Basic	$0.10	$0.24

Diluted	$0.10	$0.23

Weighted-average number of common shares outstanding
Basic	36,873	35,670
Diluted	38,702	37,421
Cash dividends declared per share	$0.03	$0.03

(1) Includes stock-based compensation as follows:
Cost of revenue	$398	$506
Operating expenses	$1,048	$1,192

Pegasystems Inc.

Unaudited Condensed Consolidated Balance Sheets

	As of March 31,	As of December 31,
	2010	2009
	(in thousands)
Current Assets:
Cash and cash equivalents	$201,065	$63,857
Marketable securities	1,000	138,796

Total cash, cash equivalents, and marketable securities	202,065	202,653
Trade accounts receivable, net	42,333	39,396
Short-term license installments	2,727	2,829
Deferred income taxes	2,481	2,523
Income taxes receivable and other current assets	9,792	8,840

Total current assets	259,398	256,241
Long-term license installments, net	2,685	2,976
Property and equipment, net	10,013	8,931
Long-term deferred income taxes and other assets	8,667	8,710
Intangible assets, net	301	336
Goodwill	2,391	2,391

Total assets	$283,455	$279,585

Current liabilities:
Accounts payable	$2,815	$4,791
Accrued expenses	11,452	6,748
Accrued compensation and related expenses	12,253	23,280
Deferred revenue	42,129	32,870

Total current liabilities	68,649	67,689
Income taxes payable	4,930	4,828
Other long-term liabilities	1,776	1,849

Total liabilities	75,355	74,366
Stockholders’ equity:	208,100	205,219

Total liabilities and stockholders’ equity	$283,455	$279,585

Pegasystems Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2010	2009
	(in thousands)
Operating activities:
Net income	$3,851	$8,642

Adjustments to reconcile net income to cash provided by operating activities:
Excess tax benefit from equity awards and deferred income taxes	(3,783)	(2,813)
Depreciation, amortization, and other non-cash items	885	609
Amortization of investments and realized gain on sale of investments	658	943
Stock-based compensation expense	1,446	1,698
Change in operating assets and liabilities, and other, net	1,767	4,772

Cash provided by operating activities	4,824	13,851

Cash provided by (used in) investing activities	134,471	(5,778)

Cash used in financing activities	(1,600)	(6,137)

Effect of exchange rate on cash and cash equivalents	(487)	(224)

Net increase in cash and cash equivalents	137,208	1,712
Cash and cash equivalents, beginning of period	63,857	36,087

Cash and cash equivalents, end of period	$201,065	$37,799